Star Gold Releases New Investor Presentation

Post Falls, ID—April 26, 2011 – Star Gold Corp. (OTCBB: SRGZ)

is pleased to announce the release of its new Power Point presentation which is ready for immediate viewing on the Company’s website. To view Star Gold’s Power Point presentation, please go to www.stargoldcorp.com and click on the “About Us” tab. The new presentation provides a fresh look at Star Gold’s operations, management and directors, financials, current projects, milestones and other valuable information for current and prospective shareholders.

This latest Power Point presentation comprehensively highlights specific information regarding the Company’s three current projects, the Excalibur Project, the Longstreet Project and the Jet Project, including the Company’s developmental plans for these properties over the next six-to-twelve months. Updated geological maps, which outline the Longstreet and Excalibur properties, will provide current and prospective shareholders with a broader understanding of Star Gold’s three projects.

Lindsay Gorrill, President of Star Gold Corp., stated, “As we move into the next phase of our business plan, we are delighted to present the investment community with an updated presentation which features many key aspects of our Company.  With the goal of building shareholder value the Company’s management is committed to shareholder growth by operating with fiscal responsibly and environmental sustainability as we continue to expand.”

About Star Gold Corp.

Star Gold Corp. is a gold and base metal exploration company with the purpose of evaluating, developing and acquiring gold projects of merit with a focus on the United States, Canada and Mexico.  At present, Star Gold is focused on the exploration and development of its Excalibur Gold Project, in Nevada, USA.

Investor Contact

Gross Capital, Inc.

Barry Gross

361-949-4999

stargold@grosscapital.com

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Disclaimer

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Star Gold Corp (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."